THE TODD-AO               NOTICE OF ANNUAL MEETING OF
CORPORATION                      STOCKHOLDERS
                               24 FEBRUARY 1999


To our Stockholders:

     The Annual Meeting of Stockholders of the Todd-AO Corporation ("Todd-AO") will be held at 900 North Seward Street, Los Angeles, California, on the 24th day of February 1999 at 10:30 a.m. for the following purposes:

     1.  To elect a Board of Directors;

     2.  To consider and approve Todd-AO's 1998 Stock Incentive Plan;

     3. To consider and ratify the selection of Todd-AO's independent auditors; and

     4. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Only stockholders of record at the close of business on 20 January 1999 are entitled to notice of, and to vote at, the meeting.

     All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed.

     Please complete, sign, date and promptly mail the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since a majority of the comon stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Judi M. Sanzo
                                       ---------------------------
                                       Judi M. Sanzo, Secretary

21 January 1999

                         THE TODD-AO CORPORATION

                             PROXY STATEMENT
                                   FOR
                      ANNUAL MEETING OF STOCKHOLDERS
                             24 FEBRUARY 1999

                               INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies for use by the Board of Directors of The Todd-AO Corporation ("Todd-AO" or "the Company") at the Annual Meeting of Shareholders to be held on 24 February 1999 at 10:30 a.m. or any adjournment(s) thereof. This Proxy Statement and the form of proxy were first mailed to stockholders on or about 25 January 1999.

     Solicitation of proxies in the accompanying form is made by the Board of Directors and the cost thereof shall be borne by the Company. In addition to the use of the mails, management may solicit proxies by telephone, facsimile and personal interview. Brokers, nominees and other similar record holders shall be requested to forward soliciting materials to persons who have a beneficial interest in the Class A Stock registered in the name of such nominees and shall be reimbursed by the Company for their reasonable expenses incurred in doing so.

                                    VOTING

     Only stockholders of record as of the close of business on 20 January 1999 are entitled to notice of, and to vote at, the meeting. On that date, there were outstanding 7,724,512 shares of Class A Stock and 1,747,178 shares of Class B Stock. The holders of shares of Class A stock are entitled to one vote for each share held. The holders of shares of Class B Stock are entitled to ten votes for each share held. Stockholders are not entitled to cumulate their votes in connection with the election of directors.

     On the record date for this meeting, the Naify Interests owned of record and beneficially 3,510,737 shares of Class A Stock (43.02% of the total outstanding Class A Stock) and 1,703,639 shares of Class B Stock (97.51% of the total outstanding Class B Stock). The Naify Interests represent over eighty percent (80%) of the combined voting power of both classes of stock.

     One third of the combined number of Class A and Class B Shares outstanding on the record date shall constitute a quorum for the transaction
of business at the meeting.   Other than the proposal relating to the
election of directors, the affirmative vote of at least a majority of the combined shares present at the meeting, either in person or by proxy, is required to approve each proposal. If a quorum is present, in person or by proxy, the election of directors shall be determined by a plurality of the votes of the shares represented at the meeting. Shares represented at the meeting which abstain from voting or withhold votes will be counted in determining the presence of a quorum but will not effect the election of directors.

     If the enclosed form of proxy is properly signed and returned to the Company, the shares represented thereby will be voted at the meeting in accordance with the instructions contained therein. If the proxy does not specify how the shares represented thereby are to be voted, they will be voted FOR the election of management nominees for directors and FOR Proposals 2 and 3. Any stockholder may revoke his or her proxy at any time before it has been voted by either (i) delivering to the Company prior to or at the meeting written notice of revocation or a signed proxy bearing a later date or (ii) attending the meeting and voting his or her shares in person.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of 14 January 1999 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director or executive officer of the Company who beneficially owns any shares, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.

                                            NUMBER OF SHARES
                                              BENEFICIALLY
                                                 OWNED                  PERCENT (2)         OPTIONS(3)
                                       --------------------------   --------------------    ----------
NAME (1)                                 CLASS A       CLASS B       CLASS A    CLASS B      CLASS A
--------                               -----------   -----------    ---------  ---------    ---------
Arnold C. Childhouse (deceased)...       16,666             0          .22%        0%        16,666
M. David Cottrell.................        4,500             0          .06%        0%         4,000
Silas R. Cross....................       19,250             0          .25%        0%        14,250
Clay M. Davis.....................       36,500             0          .47%        0%        25,500
J.R. DeLang.......................       72,000             0          .93%        0%        50,000
Rand Gladden......................       15,134(4)          0          .20%        0%         4,000
David Haas........................       30,000             0          .39%        0%        15,000
Coburn Haskell....................       17,000             0          .22%        0%        17,000
Richard C. Hassanein..............       29,100             0          .38%        0%        28,000
Salah M. Hassanein................      858,043             0        11.02%        0%       236,000
Herbert L. Hutner.................       35,100             0          .45%        0%        25,000
Christopher D. Jenkins............       72,000             0          .93%        0%        50,000
Robert I. Knudson.................       82,089             0         1.06%        0%        22,500
David P. Malm.....................        7,527(4)          0          .10%        0%         6,000
Richard O'Hare....................       18,000             0          .23%        0%        18,000
A. Frank Pierce...................       15,000             0          .19%        0%        15,000
Sydney Pollack....................        5,000             0          .06%        0%         5,000
Kathleen Reck.....................        6,000             0          .08%        0%         6,000
Judi M. Sanzo.....................        1,000             0          .01%        0%         4,000
William R. Strickley..............        8,500             0          .11%        0%         8,000
Zelbie Trogden....................       20,000             0          .26%        0%        20,000
Marshall Naify (8)................    1,272,967(5)    678,839        16.04%    38.85%       210,150
Michael S. Naify (8)..............      181,085(7)          0         2.34%        0%        15,000
Robert A. Naify (8)...............    1,276,014(6)    906,290        16.08%    51.87%       210,150

                                            NUMBER OF SHARES
                                              BENEFICIALLY
                                                 OWNED                   PERCENT (2)      OPTIONS (3)
                                       --------------------------   --------------------  -----------
NAME (1)                                 CLASS A       CLASS B       CLASS A    CLASS B     CLASS A
--------                               -----------   -----------    ---------  ---------   ----------
Other Naify Interests (8).........       776,936       118,510         8.56%     6.78%             0
All directors and current
executive officers as a group
(22 persons)......................     4,093,475     1,585,129        46.83%    90.75%     1,017,216

Notes to Security Ownership Table:

(1) The address of each of the beneficial owners identified is 900 N. Seward Street, Hollywood, California 90038.

(2) Based on 7,724,512 shares of Class A Common Stock and 1,747,178 shares of Class B Common Stock outstanding at 14 January 1999. Pursuant to the rules of the Commission, certain shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3) Class A Common Stock options exercisable within 60 days.

(4) Includes 11,134 and 1,527 shares beneficially owned by Messrs. Gladden and Malm respectively, which are issuable upon conversion of certain convertible subordinated notes acquired in connection with the Company's acquisition of Hollywood Digital.

(5) Includes 30,166 shares of Class A Common Stock held by a trust for which Mr. Naify is both trustee and beneficiary. Excludes 109,652 shares of Class A Common Stock held by an independent trustee for the benefit of three of Mr. Naify's children. Mr. Naify disclaims beneficial ownership of the shares held by the independent trustee.

(6) Includes 55,000 shares of Class A Common Stock held by a trust for which Mr. Naify is both trustee and beneficiary. Excludes 457,913 shares of Class A Common Stock held of record or beneficially by Mr. Naify's adult children and grandchildren as to which he disclaims beneficial ownership.

(7) Excludes 4,816 shares of Class A Common Stock held by an independent trustee for the benefit of his three children.

(8) The Naify Interests (consisting of Marshall Naify, Robert A. Naify, various members of their families and trusts for the benefit of such members) may be deemed to constitute a "group" for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934. The total Class A and B Stock beneficially owned by The Naify Interests as of 14 January 1999 is 3,510,737 (43.02%) and 1,703,639 (97.51%), respectively.

                          1.  ELECTION OF DIRECTORS

      At the meeting, a Board of fourteen directors shall be elected to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. Each of the nominees was elected at the Annual Meeting of Stockholders on 24 February 1998, except for Mr. Sydney Pollack who was elected at a Board of Directors' meeting held on 16 April 1998 to fill the vacancy resulting from the death of Mr. Arnold Childhouse.

      Election of each nominee requires the affirmative votes of a majority of the total combined votes of Class A and Class B shares.

EACH PROXY RECEIVED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS OTHERWISE SPECIFIED IN THE PROXY.

Director Nominees

SALAH M. HASSANEIN, age 77, was elected as a Director in 1962. In July 1996, Mr. Hassanein was appointed the President and Chief Executive Officer of the Company. From 1994 to 1996, he served as President and Chief Operating Officer. Prior to 1994, Mr. Hassanein was the Company's Senior Executive Vice President. Mr. Hassanein also served as President of Warner Bros. International Theatres Co. from 1988 to June 30, 1994. Mr. Hassanein previously served as Director and Executive Vice President of United Artists Communications, Inc. ("UACI"), now known as United Artists Theatre Circuits, Inc., a motion picture theatre company, and President of United Artists Eastern Theatres, Inc. Mr. Hassanein is a principal of SMH Entertainment, Inc. and a director of Software Technologies Corporation.

J.R. DELANG, age 42, was elected as a Director in 1993. Mr. DeLang has been the Senior Vice President of the Company and the Executive Vice President of the Company's subsidiary, Todd-AO Studios, since 1993. Mr. DeLang previously served as Vice President of Sales and Marketing of Todd-AO Studios from 1988 to 1993 and Director of Sales and Marketing from 1987 to 1988.

DAVID HAAS, age 57, was elected a Director in October 1996. Mr. Haas has been a financial consultant since 1995 and has assisted clients in financial planning, financing and the negotiation and structuring of acquisitions.
From 1990 to 1994, Mr. Haas served as Senior Vice President and Controller of Time Warner Inc. He is currently a director of Information Holdings, Inc. and GRB Entertainment, Inc.

RICHARD C. HASSANEIN, age 47, was elected as a Director in 1993. Mr. Hassanein has served as Vice President of the Company since 1993 and was appointed President of the Company's subsidiary, Todd-AO Studios West, in 1997. Mr. Hassanein was Executive Vice President of Todd-AO Studios West from 1995 to 1997. From 1991 to 1995, Mr.

Hassanein served as Executive Vice President of the Company's subsidiary, Todd-AO Studios East. Previously, Mr. Hassanein was President of United Film Distribution Co. He is the son of Salah M. Hassanein.

HERBERT L. HUTNER, age 89, was elected as a Director in 1987. Mr. Hutner is an investor and a financial consultant.

CHRISTOPHER D. JENKINS, age 44, was elected as a Director in 1987. Mr. Jenkins has been a Senior Vice President of the Company since 1987 and was appointed President of Todd-AO Studios in 1990, having previously served as Vice President from 1987 to 1990. Mr. Jenkins is currently a lead sound mixer for the Company and has won two Academy Awards for sound.

ROBERT I. KNUDSON, age 73, was elected as a Director in 1983 and currently serves as a consultant to the Company. Mr. Knudson was previously an Executive Vice President of the Company and served as President of Todd-AO Studios from 1981 until 1990. During his tenure as a lead sound mixer for the Company, Mr. Knudson won three Academy Awards for sound.

DAVID P. MALM, age 34, was elected as a Director in 1997. Mr. Malm is currently a partner of Halpern, Denny & Company, a Boston-based private equity investment firm. Mr. Malm is a director of Tealuxe, Inc., E-Z Serve/Swifty Mart Convenience Stores, Ecce Panis, Inc., H.C. Shaw Company, and Chairman of Brown Broadcasting Service, Inc. Prior to forming Halpern, Denny & Company in 1991, Mr. Malm was affiliated with Bain Capital, a private equity investment firm, and Bain & Company, a corporate strategy-consulting firm. He also previously worked in the Investment Banking Group at Morgan Stanley & Company.

MARSHALL NAIFY, age 78, was elected a Director in 1964 and currently serves as Co-Chairman of the Board. Mr. Naify served as Chairman of the Board during the period of 1990 until July 1996. From 1995 until July 1996, Mr. Naify also served as Co-Chief Executive Officer. Mr. Naify previously served as Chairman of the Board and Co-Chief Executive Officer of UACI. He is an investor and the brother of Robert A. Naify.

MICHAEL S. NAIFY, age 36, was elected as a Director in 1993. Mr. Naify was previously Vice President of the Company, serving in that capacity from 1993 to 1994. He is the son of Marshall Naify.

ROBERT A. NAIFY, age 76, was elected a Director in 1959 and currently serves as Co-Chairman of the Board. Mr. Naify served as Co-Chairman and Co-Chief Executive Officer from 1995 until July 1996. Mr. Naify previously served as President and Chief Executive Officer during the period of 1990 until 1994. Mr. Naify also served as President and Co-Chief Executive Officer of UACI. Mr. Naify is a director of Tele-Communications, Inc. He is an investor and the brother of Marshall Naify.

A. FRANK PIERCE, age 68, was elected as a Director in October 1996. Mr. Pierce currently acts as an international consultant providing services related to motion picture distribution. From January 1993 to June 1996, Mr. Pierce served as Senior Vice President of Europe Theatrical Distribution for Time Warner Entertainment. From 1972 to 1993, he served as Vice President of Europe Theatrical Distribution for Warner Bros. International. From 1955 to 1972, Mr. Pierce served in numerous international positions within the motion picture industry, including Managing Director of Italy for Paramount Pictures International and management positions in four Latin American countries for Columbia Pictures International.

SYDNEY POLLACK, age 64, the renowned Academy Award-winning director, was
elected as a Director in 1998.   Mr. Pollack's 17 films have received 46
Academy Award nominations, including four for Best Picture. His film Out of Africa won seven Oscars including Best Picture and Best Director. In addition to winning the New York Film Critics' Award for his 1982 film Tootsie, Mr. Pollack won the Golden Globe for Best Director twice, the National Society of Film Critics Award, and the NATO Director of the Year Award. Mr. Pollack formed Mirage Enterprises in 1985, which produces motion picture feature films. He is a founding member of The Sundance Institute, The Chairman Emeritus of The American Cinematheque, and serves on the Board of Directors of the Film Preservation Board and The Motion Picture and Television Fund Foundation.

ZELBIE TROGDEN, age 62, was elected as a Director in 1994. Mr. Trogden has been a financial consultant and was a director of Citadel Holding Corporation and Fidelity Federal Bank from 1993 to 1994. Prior thereto, he held various executive positions with Bank of America and Security Pacific National Bank from 1960 to 1993.

MEETINGS

      During the fiscal year ended 31 August 1998, the Board of Directors held four meetings. The only director who failed to attend at least 75% of the meetings of the Board of Directors was Marshall S. Naify. Sydney Pollack failed to attend the only Board meeting called subsequent to his appointment on 16 April 1998.

COMMITTEES

      Todd-AO has an Executive Committee consisting of Messrs. Salah Hassanein, Marshall Naify and Robert A. Naify. Mr. Marshall Naify serves as the Chairman. The functions of the Executive Committee include acting on matters which, by reason of time limitations, cannot be acted upon by the Board of Directors and studying matters which are anticipated to be considered by the Board in the future. During the fiscal year ended 31 August 1998, the Executive Committee held no formal meeting but met informally on a number of occasions. Each of the Committee members attended all informal meetings of the Executive Committee.

      Todd-AO has an Audit Committee consisting of Messrs. David Haas, David
P. Malm, Herbert L. Hutner and Zelbie Trogden. Mr. Haas serves as the Chairman. The Audit Committee makes recommendations to the Board concerning the engagement of independent auditors, reviews the audit engagement, its results and the Company's internal accounting controls, and directs investigations into matters within the scope of its functions. The Audit Committee met three times during the fiscal year ended 31 August 1998. Each of the Committee members attended at least 75% of the meetings of the Audit Committee.

      Todd-AO also has a Compensation Committee consisting of Messrs. Arnold
C. Childhouse, Herbert L. Hutner and A. Frank Pierce. Mr. Hutner serves as the Chairman. The Compensation Committee reviews the salaries, bonuses and stock options provided to certain executive officers of the Company, makes recommendations to the Board of Directors concerning executive compensation and oversees the administration of the Compensation's stock option program. The Compensation Committee met four times during the fiscal year ended 31 August 1998. Each of the Committee members attended at least 75% of the meetings of the Compensation Committee, with the exception of Mr. Childhouse. Upon the vacancy resulting from Mr. Childhouse's death, Mr. Trodgen was elected by the Board of Directors to serve on the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None of the members of the Compensation Committee is an employee of the Company.

OTHER OFFICERS

      M. David Cottrell, age 42, was appointed Vice President of
Administration for the Company in 1998. Mr. Cottrell was formerly Executive Vice President and Chief Financial Officer for Todd-AO/Hollywood Digital from 1993 to 1998. Previously, he was Vice President of Finance for The Post Group Inc.

      Silas R. Cross, age 59, became a Vice President of the Company in 1988. In 1995, he was appointed Treasurer and Assistant Secretary. Mr. Cross previously served as Assistant Treasurer of UACI. Mr. Cross has served the Company in various capacities since 1965.

      Clay M. Davis, age 52, was appointed a Vice President of the Company in 1996. Mr. Davis previously served as Vice President of Engineering of Todd-AO Studios since 1989.

      Rand Gladden, age 47, was appointed Vice President of the Company and President of Todd-AO Hollywood Digital in 1997. Mr. Gladden previously served as President and CEO of Hollywood Digital Limited Partnership from 1994 to 1997. Previously, he was a Vice President of The Post Group.

      Coburn T. Haskell, age 47, has served as Vice President and Controller of the Company since 1995. Prior thereto, he served as Controller of Todd-AO Studios from 1994 to 1995. Mr. Haskell joined the Company in 1990 as Assistant Controller of Todd-AO Studios, having received his CPA certification while employed by KPMG Peat Marwick from 1988 to 1990. Previously, Mr. Haskell was Controller of American Fiber Optics Corporation.

      Richard O'Hare, age 46, was appointed Vice President of the Company in 1997. He has served as President of Todd-AO Video Services since 1994 and previously served as the President of Film Video Masters, its predecessor, from 1988 until its acquisition by the Company in 1994. Previously, Mr. O'Hare was Vice President of Twentieth Century Fox Film Corporation.

      Kathleen N. Reck, age 57, was appointed Vice President Human Resources of the Company in 1997. She has served as Director of Human Resources since 1986. Previously, Ms. Reck was an employee of Glen Glenn Sound.

      Judi M. Sanzo, age 41, was appointed Vice President, General Counsel, and Secretary of the Company in January, 1998. Prior to joining the Company, Ms. Sanzo was in private practice where she specialized in litigation, business counseling and administrative proceedings. She is a member of the California and Massachusetts bars.

      William "Randy" Strickley, age 49, was appointed Senior Vice President and Chief Financial Officer of the Company in 1997. Mr. Strickley was Bank of America's Entertainment and Media Group managing director with 25 years experience in corporate and international banking.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      Directors who are not employees of the Company, seven in total, each receive $10,000 cash compensation annually for their services as directors. For fiscal year ended 31 August 1998, Mr. Childhouse's estate received the sum of $7,500 and Mr. Pollack received $5,000 for his interim service. The remaining directors receive no compensation for their services as directors.

      The following table shows, for fiscal years ended 31 August 1998, 1997 and 1996, all forms of compensation for the chief Executive Officer and each of the most highly compensated executive officers of Todd-AO, whose total annual salary and bonus exceeded $100,000 for the year ended 31 August 1998.

                                                                                 LONG-TERM
                                                    ANNUAL COMPENSATION         COMPENSATION
                                                  -----------------------       ------------
                                                                              NO. OF SECURITIES      ALL OTHER
                                       FISCAL                                    UNDERLYING           COMPEN-
NAME AND PRINCIPAL POSITION             YEAR      SALARY($)      BONUS($)         OPTIONS            SATION($)
---------------------------            ------     ---------     ---------        ------------       ------------
Salah M. Hassanein                      1998     250,000 (2)    241,813 (3)           --                 --
President and Chief Executive Officer   1997     123,250 (2)    231,875 (3)        100,000               --
The Todd-AO Corporation                 1996     100,000 (2)       --                 --                 --

J.R. DeLang                             1998     469,297           --                 --             15,000 (4)
Senior Vice-President                   1997     403,490           --               10,000           15,000 (4)
The Todd-AO Corporation                 1996     335,442           --                 --             15,000 (4)

Christopher D. Jenkins                  1998     962,027 (5)       --                 --              6,068 (5)
President                               1997     709,306 (5)       --               10,000            4,687 (5)
Todd-AO Studios                         1996     575,631 (5)       --                 --              3,400 (5)

Clay M. Davis                           1998     253,815           --                 --              6,068 (6)
Vice President                          1997     246,534           --               15,000            4,687 (6)
The Todd-AO Corporation                 1996     176,546           --                 --              3,460 (6)

Richard O'Hare                          1998     204,677           --                 --             15,000 (7)
President                               1997     210,922           --               10,000           15,000 (7)
Todd-AO Video Services                  1996     173,695           --                 --             17,228 (7)

Rand Gladden                            1998     279,167           --                 --                 --
President                               1997      52,949           --               10,000               --
Todd-AO Hollywood Digital               1996       --              --                 --                 --

Notes to Summary Compensation Table:

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each officer listed above is less than 10% of the total annual salary of such officer.

(2) Amounts shown as salary include professional fees of $125,000 for 1998, $87,500 for 1997 and $80,000 for 1996.

(3) Class A Common Stock bonus of 50,000 shares valued at grant date at $241,813 for 1998 and 50,000 shares valued at grant date at $231,875 for 1997.

(4) 1998 and 1997 salary amounts include non-qualified stock option exercise compensation of $49,198 and $82,913, respectively. Amounts shown as "All Other Compensation" represent contributions made by the Company to its 401(k) Plan for 1998, 1997 and 1996 on Mr. DeLang's behalf.

(5) 1998 and 1997 salary amounts include non-qualified stock option exercise compensation of $55,385 and $73,975, respectively. Amounts shown as salary also include compensation of $806,642, $535,331, and $475,631 for 1998, 1997
and 1996, respectively, attributable to services as a sound mixer. Amounts shown as "All Other Compensation" represent contributions made by the Company under a collective bargaining agreement to the Motion Picture Industry Pension Plan on Mr. Jenkins' behalf.

(6) 1998 and 1997 salary amounts include non-qualified stock option exercise compensation of $27,693 and $36,988, respectively. Amounts shown as "All Other Compensation" represent contributions made by the Company under a collective bargaining agreement to the Motion Picture Industry Pension Plan on Mr. Davis' behalf.

(7) Amounts shown as "All Other Compensation" represent contributions made by the Company to its 401(k) Plan on Mr. O'Hare's behalf.

OPTION/SAR GRANTS TABLE

      The following table shows all individual grants of stock options during the fiscal year ended 31 August 1998 to each of the executive officers named in the Summary Compensation Table.


                            OPTION GRANTS IN LAST FISCAL YEAR
                           -----------------------------------
                                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                                       ASSUMED ANNUAL RATES OF STOCK
                                                                                             PRICE APPRECIATION
                                   INDIVIDUAL GRANTS                                          FOR OPTION TERM
-----------------------------------------------------------------------------------    -----------------------------
                                         % OF TOTAL
                                           OPTIONS
                                          GRANTED TO
                                           EMPLOYEE      EXERCISE
                           OPTIONS        IN FISCAL      OR BASE       EXPIRATION
NAME                      GRANTED (#)        YEAR       PRICE ($/SB)       DATE             5% ($)          10% ($)
-----------------------  -----------     -----------    ------------   -----------     --------------    ------------
Richard O'Hare              5,000           5.21%          $9.83        8/31/2004          18,994            43,860

OPTION EXERCISES AND VALUE TABLE

      The following table shows each exercise of stock options during the fiscal year ended 31 August 1998 by each of the executive officers named in the Summary Compensation Table, together with respective aggregate values of unexercised options as at 31 August 1998.

                          AGGREGATED OPTION EXERCISES IN LAST FISCAL
                                              YEAR
                                    AND FY-END OPTION VALUES
                          --------------------------------------------
                                                       NUMBER OF               VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                   AT 31 AUGUST 1998             AT 31 AUGUST 1998
                                                 ----------------------     ----------------------------
                             SHARES
                            ACQUIRED   VALUE
                          ON EXERCISE REALIZED  EXERCISABLE  UNEXERCIS-     EXERCISABLE     UNEXERCIS-
NAME                           (#)       ($)                    ABLE                           ABLE
------------------        ----------- --------- ------------ -----------    ------------    -------------
Salah M. Hassanein              --       --        194,000      82,000        $197,054         $45,122
J.R. DeLang                   11,000   $49,198      43,600      10,400         $15,871          $2,587
Christopher D. Jenkins        11,000   $55,385      45,800       8,200         $13,457          $1,294

                          AGGREGATED OPTION EXERCISES IN LAST FISCAL
                                              YEAR
                                    AND FY-END OPTION VALUES
                          --------------------------------------------
                                                       NUMBER OF               VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                   AT 31 AUGUST 1998             AT 31 AUGUST 1998
                                                 ----------------------     ----------------------------
                             SHARES
                            ACQUIRED   VALUE
                          ON EXERCISE REALIZED  EXERCISABLE  UNEXERCIS-     EXERCISABLE     UNEXERCIS-
NAME                           (#)       ($)                    ABLE                           ABLE
------------------        ----------- --------- ------------ -----------    ------------    -------------
Clay M. Davis                5,500     $27,693      20,300      11,200          $6,555         $1,294
Richard O'Hare                --         --         15,000      11,000          $2,761             $0
Rand Gladden                  --         --          2,000       8,000              $0             $0

EMPLOYMENT AGREEMENTS

      The services of Salah M. Hassanein are provided to the Company by his wholly-owned corporation, SMH Entertainment, Inc., at an annual rate of $250,000. Mr. Hassanein is not employed pursuant to a written agreement, but serves at the direction of and upon terms determined by the Board of Directors.

      The Company has employment agreements with Messrs. Jenkins, Davis and Gladden. Under Mr. Jenkins' agreement (expiring December 31, 2000), compensation for sound mixing services is paid on an hourly basis at four times the minimum supervisor union rate. Mr. Jenkins receives an additional
$100,000 per year for management and administrative services.   Mr. Davis'
agreement (expiring February 28, 1999) provides for a salary of $200,000, $215,000 and $230,000 for the twelve months ending February 28, 1997, 1998 and 1999, respectively. Mr. Gladden's agreement (expiring January 1, 2001) provides for a salary of $275,000, $300,000, and $325,000 for the twelve months ending June 30, 1998, 1999, and 2000, respectively plus $175,000 for the six months ending January 1, 2001. The Company is currently negotiating agreements for Messrs. DeLang and O'Hare.

      None of the foregoing agreements include any termination or change-in-control payments. The Company's stock option plans provide that the unvested portion of the awards will become vested and exercisable in connection with any change-in-control.

                      REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors of Todd-AO (the "Committee") determined and administered the compensation of the Company's executive officers during fiscal year ended 31 August 1998. The Committee consisted of Arnold C. Childhouse, Herbert L. Hutner (Chairman) and A. Frank Pierce. Mr. Childhouse passed away on 12 March 1998, and his position on this Committee was not filled until 12 December 1998 by Zelbie Trodgen.

COMPENSATION PHILOSOPHY

     The Committee endeavored to ensure that the compensation programs for executive officers of Todd-AO during fiscal year ended 31 August 1998 were effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its stockholders. The Committee sought to align total compensation for senior management with corporate performance and the interests of the stockholders. The Committee placed emphasis on variable, performance-based components, such as stock option awards and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short- and long-term incentive compensation programs were intended to reinforce management's commitment to enhancement of profitability and stockholder value.

     Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position and the salaries paid to comparable officers by companies which are competitors of Todd-AO. The Committee focused primarily on total annual compensation, including stock incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

COMMITTEE ACTION

     During fiscal year ended 31 August 1998, the Committee approved an employment agreement for Judi M. Sanzo, which provided for annual compensation of $125,000, $137,500 and $150,000 for the twelve month periods ending 31 December 1998, 1999 and 2,000. She received a stock option for 5,000 Class A Shares. The factors considered by the Committee included Ms. Sanzo's prior litigation experience, her years in practice, and areas of expertise.

     In February 1998, the Committee granted additional stock options to key employees including executive officers. These options were designed to retain and motivate these employees. The options become exercisable over a five-year period at the rate of twenty percent (20%) per year. Any unexercisable options are forfeited when employment terminates for any reason. In determining the number of options to be granted to each employee, the Committee considered several factors, including the number of options previously awarded and held by the employee, the incentive being provided by previous options granted to the employee, the employee's past performance and performance expectations, and the overall parity with long-term incentives being provided for similar positions by companies with which Todd-AO believes its competes for employees.

     In August 1998, the Committee considered and recommended that the Board of Directors approve Todd-AO's 1998 Stock Incentive Plan, which is the subject of Proposal 2 detailed at pp. 15-19. The Committee requested that a stock incentive plan be created which would be versatile in nature and self-replenishing in number of shares available for grant, would provide the Board of Directors greater latitude in the selection of particular stock incentives, including performance-based options, the terms thereof and the vesting requirements.

                                             COMPENSATION COMMITTEE
                                             Arnold C. Childhouse
                                             Herbert L. Hutner
                                             A. Frank Pierce

                            SECTION 16(a) REPORTING

     Under SEC rules, the Company's directors, executive officers and 10% shareholders are required to file reports of ownership with the SEC and to provide the Company with copies of such filings. Based solely upon the review of the copies received and representations of such reporting persons, the Company believes that, during fiscal year ended 31 August 1998, such SEC filing requirements were satisfied.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Class A Common Stock during the five years ended 31 August 1998, with the cumulative total return on the NASDAQ Stock Market Index (U.S. Companies) and a selected peer group index consisting of NASDAQ stocks with a Standard Industrial Classification similar to the Company's.


                                     LEGEND

SYMBOL  TOTAL RETURNS INDEX FOR:                                  08/31/93  08/31/94  08/31/95  08/30/96  08/29/97  08/31/98
-------------------------------                                   --------  --------  --------  --------  --------  --------
________ - THE TODD-AO CORPORATION                                 100.0     174.8     282.6     378.9     275.1     168.0
-------- * Nasdaq Stock Market (US Companies)                      100.0     104.1     140.2     158.1     220.5     209.7
-- -- -- - NASDAQ Stocks (SIC 7810-7819 US + Foreign)              100.0      72.4      81.3      37.6      44.2      54.0
           Motion Picture Production and Allied Services

                                       13

                           2. 1998 STOCK INCENTIVE PLAN

     Todd-AO's 1998 Stock Incentive Plan (the "1998 Plan") was adopted by the Board of Directors on 21 August 1998 subject to approval by the stockholders. The purposes of this 1998 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to the Company's employees, directors and consultants, and to promote the success of the business of Todd-AO. The Plan provides for the grant of shares, options to purchase shares, stock appreciation rights ("SAR") and any other security with the value derived from the value of the Company's Class A Common Stock. The following discussion constitutes a brief description of the material features of the 1998 Plan. A copy of the 1998 Plan is appended to this proxy statement as Exhibit A.

ELIGIBILITY AND BENEFITS

     The 1998 Plan provides for the grant to Company employees, directors and consultants of stock options which entitle the optionee to purchase shares from the Company at a fixed price over the term of the option. Options may be granted either as incentive stock options (as that term is defined by the Internal Revenue Code), non-qualified stock options or a combination thereof. This 1998 Plan also provides for the issuance of restricted shares as bonus, dividend and performance-based compensation (as that term is defined under the Internal Revenue Code).

     All of the Company's employees, directors and consultants (approximately 800 people) are eligible to receive awards under the 1998 Plan, but the Plan is administered by a committee which determines the individuals to whom awards are granted and the terms of the awards.

LIMITATION ON NUMBER OF SHARES AVAILABLE UNDER THE 1998 PLAN

     The maximum number of shares that may be issued under this 1998 Plan shall be twenty percent (20%) of all fully-diluted, issued and outstanding shares of Class A Common Stock, less any outstanding stock options granted but not exercised. In calculating the maximum number of shares available, the 1998 Plan takes into consideration all shares which are the subject of existing plans.

     Todd-AO has the following option plans: 1986 Stock Option Plan, 1994 Stock Option Plan, 1995 Stock Option Plan and 1997 Stock Option Plan. The Company does not presently intend to grant further options under the 1986 Plan. There are presently no options available for grant under the 1994, 1995 and 1997 Plans. No action with respect to these four existing plans is scheduled to be taken at the meeting.

     No stock awards may be granted under the 1998 Plan until the number of options granted under the existing plans is less than twenty percent (20%) of the total outstanding shares of Class A Common Stock and the total number of shares that may be the subject of awards granted under the 1998 Plan plus the number of stock options granted under the existing plans may not, in the aggregate, exceed twenty percent (20%) of the total outstanding shares of Class A Common Stock. As of its date of adoption and applying the formula set out above, the 1998 Plan established that the maximum number of shares available for grant as 536,783 shares.

     Unlike Todd-AO's existing plans, the 1998 Plan is self-replenishing in that the number of shares available for grant is adjusted annually to allow for an increase which is proportionate to the number of outstanding shares of Class A Common Stock. Beginning 1 September 1999 and on the first business day of each fiscal year thereafter, the maximum number of shares available under the 1998 Plan shall be increased by a number equal to ten percent (10%) of the number of shares outstanding as of the end of the preceding fiscal year.

LIMITATION ON NUMBER OF SHARES THAT MAY BE GRANTED TO ANY INDIVIDUAL

     The maximum number of shares which may be granted as options or SARs to any individual optionee or grantee in any fiscal year is capped at 25,000 shares.

ADMINISTRATION

     With respect to grant of awards to directors or employees who are also officers or directors of the Company, the Plan shall be administered by a committee designated by the Board, which Committee shall consist of at least two directors who are "Non-Employee Directors" within the meaning of Exchange Act Rule 16b-3. Initially, the 1998 Plan shall be administered by the Company's Compensation Committee, presently consisting of Messrs. Hutner, Pierce and Trogden. The Committee shall be entitled to take any action which it deems appropriate to comply with Exchange Act Rule 16b-3 and related provisions, including without limitation the submission of any transaction to the entire Board of Directors.

     With respect to grant of awards to consultants or employees who are neither directors nor officers of the Company, the Plan shall be administered by a committee designated by the Board of Directors, which committee shall be named the "Administration Committee." This Administration Committee, as so designated by the Board, consists of Messrs. Salah Hassanein, Jenkins and Knudson and shall be delegated all the powers and authorities delineated in the 1998 Plan, subject to the following restrictions: (1) Decisions of the Administration Committee must be unanimous or referred to the entire Board;
(2) The Administration Committee may only grant stock options and may not grant any option to purchase more than 5,000 shares to any individual employee in any one-year period; (3) All stock options granted by the Administration Committee must vest over a five-year period at the equal rate of twenty percent (20%) per year; and (4) All stock options granted by the Administration Committee are to be reported to the Compensation Committee and, upon recommendation of the Compensation Committee, to the full Board of Directors at the next meeting following the date of grant.

     The authority to issue any award of a restricted stock right, SAR, an option to purchase more than 5,000 shares, an option which contains an accelerated vesting period, or any other award intended as performance-based compensation is specifically reserved to the Compensation Committee.

DESIGNATION AND CONDITIONS OF AWARD

     Each award shall be designated in the Award Agreement. In the case of a stock option, the option shall be designated as either an incentive stock option or a non-qualified stock option. The appropriate Committee shall determine the provisions, terms and conditions of each award, including but not limited to, the vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment upon settlement of the award, payment contingencies and satisfaction of any performance criteria. The performance criteria established by the Compensation Committee may be based on any one of, or a combination of the following factors: increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives or other performance measure approved by the Committee. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement, if so specified in the Award Agreement.

TERM OF AWARD

     The term of each award shall be the term stated in the Award Agreement. The term of an incentive stock options shall be no more than ten (10) years from the date of grant or, where the grantee owns stock representing more than ten percent (10%) of the voting power of all classes of the Company's stock, five (5) years. The date of grant of an award shall for all purposes be the date on which the appropriate Committee makes the determination to grant such award.

     The 1998 Stock Incentive Plan shall become effective upon approval of the stockholders of the Company and shall continue in effect for a term of ten (10) years, unless sooner terminated. The Board of Directors may at any time amend, suspend or terminate the 1998 Plan. The Company shall obtain stockholder approval of any Plan amendment, as may be required by law.

     To date, there have been no stock awards granted under the 1998 Plan. Therefore, no action with respect to ratification of stock awards granted under the 1998 Plan is scheduled to be taken at the meeting.

FEDERAL INCOME TAX CONSEQUENCES

     The tax consequences of incentive stock options, non-qualified options and restricted stock awards are quite complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under federal income tax laws.

     Incentive stock options granted under the 1998 Plan are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Code. If an optionee makes no disposition of the shares acquired pursuant to exercise of an incentive stock option within one (1) year after the transfer of shares to such optionee and within two (2) years from grant of the option, the optionee shall realize no taxable income as a result of the grant or exercise of such option; any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. (The optionee shall recognize, however, an item of tax preference in the amount of the difference between the fair market value of the shares received upon exercise and the exercise price for alternative minimum tax purposes.) Under these circumstances, the Company shall not be entitled to a deduction for federal income tax purposes with respect to the issuance of such incentive stock options, the transfer of shares upon their exercise or the ultimate disposition of such shares.

     If shares subject to incentive stock options are disposed of prior to the expiration of the above time periods, the optionee shall recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which shall generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price and
(ii) the gain recognized on such disposition. Such amount shall ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company satisfies certain federal income tax withholding requirements. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise shall be treated as capital gain.

     Non-qualified options may also be granted under the 1998 Plan. An optionee who exercises a non-qualified option shall recognize as taxable ordinary income, at the time of exercise, an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Such amount shall ordinarily be deductible by the Company in the same year, provided that the Company satisfies certain federal income tax withholding requirements.

     Restricted stock awards may also be granted under the 1998 Plan.  Unless
(s)he makes a timely election under Section 83(b) of the Code, a recipient of a restricted stock award generally shall not recognize taxable income upon the grant of shares of restricted stock. Such a recipient would recognize ordinary income at the time that such shares become vested in an amount equal to the fair market value of the shares at that time of vesting. If, alternatively, (s)he makes a timely election under Section 83(b), the recipient would recognize ordinary income equal to the fair market value of the shares at the time of grant (determined without regard to any transfer restrictions imposed on the shares, the vesting provisions or any restrictions imposed by the securities laws). In either case, the Company should be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the recipient in the same year that the recipient recognized such ordinary income, provided that the Company satisfies certain federal income tax withholding requirements.

     For fiscal years commencing after 1 September 1994, Section 162(m) of the Code generally limits to $1 million the Company's federal income tax deduction for compensation paid in any year to its chief executive officer and its four highest paid executive officers, to the extent that such compensation is not "performance-based." Under recently proposed Treasury regulations, a stock option shall, in general, qualify as "performance-based" compensation if (i) it has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) it is granted under a plan that limits the number of shares for which options may be granted to any participant, which plan is approved by a majority of the stockholders entitled to vote thereon, and (iii) it is granted by a compensation committee consisting solely of at least two independent directors. Awards of restricted stock, however, do not generally qualify as "performance-based" compensation unless the vesting or purchase of the restricted stock is contingent upon satisfying a separate performance goal. If a stock option grant or restricted stock award to an executive referred to above is not "performance-based," the amount that would otherwise be deductible by the Company in respect of such grant option or award will be disallowed to the extent that the executive's aggregate non-performance-based compensation paid in the relevant year exceeds $1 million.

     Adoption of Todd-AO's 1998 Stock Incentive Plan requires the affirmative votes of a majority of the total combined votes of the Class A and Class B shares. The Board of Directors recommends a vote FOR this proposal.

                3. INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT

     Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors of Todd-AO, upon recommendation of its Audit Committee, has selected Arthur Andersen LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending 31 August 1999. Arthur Andersen LLP has issued its report, including the Company's Form 10-K, on the consolidated financial statements of the Company for the fiscal year ended 31 August 1998. Arthur Andersen LLP has served the Company in this capacity since 24 February 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, shall have the opportunity to make a statement if they so desire and shall be available to respond to appropriate questions asked by the stockholders.

     The affirmative vote of a majority of the total combined votes of Class A and Class B shares shall constitute ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors. The Board of Directors recommends a vote FOR this proposal.

                                4. OTHER MATTERS

     Neither the Board of Directors nor Company management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment(s) thereof, the persons named in the proxies shall vote on such matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Stockholders proposals intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal offices no later than 30 November 1999 in order to be considered for inclusion in the Company's Proxy Statement and Proxy relating to the 2000 Annual Meeting of Stockholders.

     A COPY OF TODD-AO'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO JUDI M. SANZO, SECRETARY.

                                           By Order of the Board of Directors,


                                           Judi M. Sanzo, Secretary

                                                                      EXHIBIT A


                             THE TODD-AO CORPORATION

                            1998 STOCK INCENTIVE PLAN


1. PURPOSES OF THE PLAN. The purposes of this 1998 Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the business of The Todd-AO Corporation (the "Company").

2.   DEFINITIONS. As used herein, the following definitions shall apply:

           (a) "ADMINISTRATOR" means the Board or any of the Committees appointed to administer the Plan.

           (b) "AFFILIATE" and "ASSOCIATE" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

           (c) "APPLICABLE LAWS" means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

           (d) "AWARD" means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, or other right or benefit under the Plan.

           (e) "AWARD AGREEMENT" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

           (f)   "BOARD" means the Board of Directors of the Company.

           (g) "CHANGE IN CONTROL" means a change in ownership or control of the Company effected through either of the following transactions:

                 (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the

           Company's stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept,or

                 (ii) a change in the composition of the Board over a period 36 months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

     (h)   "CODE" means the Internal Revenue Code of 1986, as amended.

     (i) "COMMITTEE" means any committee appointed by the Board to administer the Plan.

     (j) "COMMON STOCK" means the common stock, par value, $.01 per share, of the Company.

     (k)   "COMPANY" means The Todd-AO Corporation, A Delaware corporation.

     (1) "CONSULTANT" means any person who is engaged by the Company or any Related Entity to render consulting or advisory services as an independent contractor and is compensated for such services.

     (m) "CONTINUING DIRECTORS" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

     (n) "CONTINUOUS STATUS AS AN EMPLOYEE, DIRECTOR OR CONSULTANT" means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. Continuous Status as an Employee, Director or Consultant shall not be considered interrupted in the case of (i) any approved leave of absence or (ii) transfers between locations of the Company or among the Company, any Related Entity, or any successor in any capacity of Employee, Director or Consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

     (o) "CORPORATE TRANSACTION" means any of the following stockholder-approved transactions to which the Company is a party:

                 (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

                 (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations) in connection with the complete liquidation or dissolution of the Company; or

                 (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

     (p) "COVERED EMPLOYEE" means an Employee who is a "covered employee" under Section 162(m)(3) of the Code.

     (q)   "DIRECTOR" means a mem ber of the Board.

     (r) "DIVIDEND EQUIVALENT RIGHT" means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

     (s) "EMPLOYEE" means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

     (t)   "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     (u)   "EXISTING PLANS" means the following Todd-AO Corporation Plans:
1986 Stock Option Plan, 1994 Stock Option Plan, 1995 Stock Option Plan and 1997 Stock Option Plan.

     (v) "FAIR MARKET VALUE" means, as of any date, the value of Common Stock determined as follows:

                 (i) where there exists a public market for the Common Stock, the Fair Market Value shall be (A) the closing price for a Share for the last trading day prior to the time of determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the NASDAQ National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the NASDAQ Small Cap Market for the day prior to the time of determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                 (ii) in the absence of an established market of the type described in (i), above, for the Common Stock, the Fair Market Value thereof shall be determined by the Administrator in good faith.

     (w) "GRANTEE" means an Employee, Director or Consultant who receives an Award under the Plan.

     (x) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

     (y) "NON-QUALIFIED STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

     (z) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (aa)  "OPTION" means a stock option granted pursuant to the Plan.

     (bb) "PARENT" means a "parent corporation" whether now or hereafter existing, as defined in Section 424(e) of the Code.

     (cc) "PERFORMANCE - BASED COMPENSATION" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

     (dd) "PERFORMANCE SHARES" means Shares or an award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

     (ee) "PERFORMANCE UNITS" means an award which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

     (ff)  "PLAN" means this 1998 Stock Incentive Plan.

     (gg) "RELATED ENTITY" means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds an ownership interest, directly or indirectly.

     (hh) "RESTRICTED STOCK" means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

     (ii) "RULE 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

     (jj) "SAR" means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

     (kk)  "SHARE" means a share of the Common Stock.

     (ll) "SUBSIDIARY" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     (mm) "SUBSIDIARY DISPOSITION" means the disposition by the Company of its equity holdings in any Subsidiary effected by a merger or consolidation involving that Subsidiary, the sale of all or substantially all of the assets of that Subsidiary or the Company's sale or distribution of substantially all of the outstanding capital stock of such Subsidiary.

3.   STOCK SUBJECT TO THE PLAN.

     (a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares that may be issued pursuant to Awards initially shall be twenty percent (20%) of all fully-diluted, issued and outstanding shares of Common Stock, less any outstanding stock options granted but not exercised, or 536,783 Shares. Commencing with the first business day of each fiscal year thereafter beginning with September 1, 1999, such maximum aggregate number of Shares shall be increased by a number equal to (10%) of the number of Shares outstanding as of the end of the preceding fiscal year; provided, however, (i) that no stock Awards may be granted under this Plan until the number of options granted under the Existing Plans is less than 20% of the total outstanding shares of Common Stock and (ii) the total number of Shares that may be the subject of Awards granted hereunder plus the number of Shares that are the subject of Awards previously granted hereunder plus the number of stock options granted under the Existing Plans may not, in the aggregate, exceed 20% of the total outstanding shares of Common Stock; provided, however, that it shall not be violation of this Plan if the Company, in purchasing back shares on the open market, has increased this Plan's overall percentage over twenty percent (20%).

     Notwithstanding the foregoing, subject to the provisions of Section 10, below, the maximum aggregate number of Shares available for grant of Incentive Stock Options shall be 16,750 Shares, and such number shall not be subject to annual adjustment as described above. The Shares to be issued pursuant to Awards may be authorized, but unissued or reacquired shares of Common Stock;

     (b) If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Award exchange program, or if any unissued Shares are retained by the Company upon exercise of an Award in order to satisfy the exercise price for such Award or any withholding taxes due with respect to such Award, such unissued or retained Shares shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4.   ADMINISTRATION OF THE PLAN.

     (a)   PLAN ADMINISTRATOR.

           (i) ADMINISTRATION WITH RESPECT TO DIRECTORS AND OFFICERS. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by
     (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

           (ii) ADMINISTRATION WITH RESPECT TO CONSULTANTS AND OTHER EMPLOYEES. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

           (iii) ADMINISTRATION WITH RESPECT TO COVERED EMPLOYEES. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the "Administrator" or to a "Committee" shall be deemed to be references to such Committee or subcommittee.

           (iv) ADMINISTRATION ERRORS. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

     (b) POWERS OF THE ADMINISTRATOR. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

           (i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

           (ii) to determine whether and to what extent Awards are granted hereunder;

           (iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

           (iv) to approve the form of the Award Agreement for use under the Plan;

           (v) to determine the terms and conditions of any Award granted hereunder;

           (vi) to amend the terms of any outstanding Award granted under the Plan, including a reduction in the exercise price (or base amount on which appreciation is measured) of any Award to reflect a reduction in the Fair Market Value of the Common Stock since the grant date of the Award, provided that any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent;

           (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

           (viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

           (ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

           (c) EFFECT OF ADMINISTRATOR'S DECISION. All decisions, determinations and interpretations of the Administrator shall be conclusive and binding on all persons.

5. ELIGIBILITY. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company, a Parent or a Subsidiary. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

6.   TERMS AND CONDITIONS OF AWARDS.

     (a) TYPE OF AWARDS. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option, a SAR or similar right with an exercise or conversion privilege at a fixed or variable price related to the Common Stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Common Stock or other securities issued by a Related Entity. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two or more of them in any combination or alternative.

     (b) DESIGNATION OF AWARD. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. Notwithstanding such designation, however, and to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

     (c) CONDITIONS OF AWARD. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

     (d) DEFERRAL OF AWARD PAYMENT. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

     (e) AWARD EXCHANGE PROGRAMS. The Administrator may establish one or more programs under the Plan to permit selected Grantees to exchange an Award under the Plan for one or more other types of Awards under the Plan on such terms and conditions as determined by the Administrator from time to time.

     (f) SEPARATE PROGRAMS. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

     (g) INDIVIDUAL OPTION AND SAR LIMIT. The maximum number of Shares with respect to which Options and SARs may be granted to any Employee in any fiscal year of the Company shall be 25,000 shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to
Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to an Employee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Employee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

     (h) EARLY EXERCISE. The Award may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or to any other restriction the Administrator determines to be appropriate.

     (i) TERM OF AWARD. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be 5 years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

     (j) TRANSFERABILITY OF AWARDS. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that the Grantee may designate a beneficiary of the Grantee's Incentive Stock Option in the event of the Grantee's death on a beneficiary designation form provided by the Administrator. Other Awards shall be transferable to the extent provided in the Award Agreement.

     (k) TIME OF GRANTING AWARDS. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

7.   AWARD EXERCISE OR PURCHASE PRICE. CONSIDERATION- TAXES AND RELOAD OPTIONS.

     (a) EXERCISE OR PURCHASE. The exercise or purchase price, if any, for an Award shall be as follows:

           (i) In the case of an Incentive Stock Option: (a) granted to an Employee who, at the time of t he grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or

     Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; (b) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

           (ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant unless otherwise determined by the Administrator.

           (iii) In the case of Awards intended to qualify as Performance Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant unless otherwise determined by the Administrator.

           (iv) In the case of other Awards, such price as is determined by the Administrator.

     (b) CONSIDERATION. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

           (i)   cash;

           (ii)  check;

           (iii) delivery of Grantee's promissory note with such recourse, interest, security, and redemption provisions as the Administrator determines as appropriate;

           (iv) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

           (v) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Award and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

           (vi)  any combination of the foregoing methods of payment.

     (c) TAXES. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

     (d) RELOAD OPTIONS. In the event the exercise price or tax withholding of an Option is satisfied by the Company or the Grantee's employer withholding Shares otherwise deliverable to the Grantee, the Administrator may issue the Grantee an additional Option, with terms identical to the Award Agreement under which the Option was exercised, but at an exercise price as determined by the Administrator in accordance with the Plan.

8.   EXERCISE OF AWARD.

     (a)   PROCEDURE FOR EXERCISE; RIGHTS AS A STOCKHOLDER.

           (i) Any Award granted hereunder shall be exercisable at such time and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

           (ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or
     Section 10, below.

     (b) EXERCISE OF AWARD FOLLOWING TERMINATION OF EMPLOYMENT. DIRECTOR OR CONSULTANT RELATIONSHIP.

           (i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Status as an Employee, Director or Consultant only to the extent provided in the Award Agreement.

           (ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Status as an Employee, Director or

     Consultant for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first;

           (iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee's Continuous Status as an Employee, Director or Consultant shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

     (c) BUYOUT PROVISIONS. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made.

9.   CONDITIONS UPON ISSUANCE OF SHARES.

     (a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     (b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other similar event resulting in an increase or decrease in the number of issued shares of Common Stock. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.   CORPORATE TRANSACTIONS/CHANGES IN CONTROL/SUBSIDIARY DISPOSITIONS.

      (a) The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction, Change in Control or Subsidiary Disposition or at the time of an actual Corporate Transaction, Change in Control or Subsidiary Disposition and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Corporate Transaction, Change in Control or Subsidiary Disposition, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Status as an Employee or Consultant of the Grantee within a specified period following the effective date of the Change in Control or Subsidiary Disposition. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Change in Control or Subsidiary Disposition, shall remain fully exercisable until the expiration or sooner termination of the Award. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate unless assumed by the successor company or its Parent.

     (b)   The portion of any Incentive Stock Option accelerated under this
Section I in connection with a Corporate Transaction, Change in Control or Subsidiary Disposition shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated excess portion of such Option shall be exercisable as a Non-Qualified Stock Option.

12. TERM OF PLAN. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated.

13.  AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

     (a) The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

     (b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

     (c) Any amendment, suspension or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

14.  RESERVATION OF SHARES.

     (a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     (b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. NO EFFECT ON TERMS OF EMPLOYMENT. The Plan shall not confer upon any Grantee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

16. STOCKHOLDER APPROVAL. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall terminate.

                            THE TODD-AO CORPORATION
                ANNUAL MEETING OF STOCKHOLDERS FEBRUARY 24, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Salah M. Hassanein, Silas R. Cross and Judi
M. Sanzo, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of The Todd-AO Corporation to be held at 900 N. Seward Street, Hollywood, CA 90038 on 24 February 1999, at 10:30 A.M., and any adjournment(s) thereof, and to vote all shares of Class A or Class B Stock of The Todd-AO Corporation which the undersigned would be entitled to vote if personally present on the following:

    (1) To elect a board of fourteen directors for the ensuing year.

/ /        FOR all nominees listed below                              / /        WITHOUT AUTHORITY
           (except as marked to the contrary below)                              to vote for all nominees listed
                                                                                 below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

    J. R. DeLang, David Haas, Richard C. Hassanein, Salah M. Hassanein, Herbert
L. Hutner, Christopher D. Jenkins, Robert I. Knudson, David P. Malm, Marshall Naify, Michael S. Naify, Robert A. Naify, A. Frank Pierce, Sydney Pollack and Zelbie Trogden.

    (2) To consider and approve Todd-AO's 1998 Stock Incentive Plan.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    (3) To consider and ratify the selection of Todd-AO's independent auditors.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

    (4) In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTIONS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS NOMINATED BY MANAGEMENT AND FOR PROPOSALS 2, 3 and 4.
                                                  Dated __________________, 1999
                                                  ______________________________
                                                           (Signature)
                                                  ______________________________
                                                           (Signature)

                                                  Please sign exactly as name
                                                  appears at left. Joint owners
                                                  should each sign. Attorneys,
                                                  administrators, trustees, etc.
                                                  should so indicate when
                                                  signing.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE
  ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.